DocuSign Envelope ID: 14CAA229-6B9C-44D1-8311-0B9F27E7A694

UNANIMOUS JOINT WRITTEN CONSENT OF
THE BOARD OF DIRECTORS AND

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
IZEA WORLDWIDE, INC.
*    *    *
The undersigned, being all of the members of the Board of Directors of IZEA Worldwide, Inc., a Nevada corporation (the “Corporation”), and the Compensation Committee of the Board of Directors of IZEA Worldwide, Inc. (the “Committee”), hereby consent, pursuant to Sections 78.1955 and 78.207 of the Nevada Revised Statutes, to the adoption of the following resolutions:

WHEREAS, the Committee is responsible for determining, or recommending to the Board of Directors for determination, the compensation of the Board of Directors of the Company; and

WHEREAS, following an analysis of the recommendations received from an independent compensation consultant engaged by the Committee in 2022, the Committee has determined that it would like to retain and reward the performance of the Corporation’s Board of Directors (the “Board”) by adopting and approving the recommendations to restructure the cash and stock compensation that constitute the Board fee and Committee fees;

NOW, THEREFORE, BE IT RESOLVED, that this Committee hereby recommends that the following compensation structure for the Board and each Committee be approved by the Board of Directors, effective as of January 1, 2023:

Board of Directors
A retainer of $35,000 per year for each independent Board member plus equity consisting of
$60,000 worth of restricted stock per year, issued in $15,000 increments on the last day of each quarter and priced at Fair Market Value, vesting immediately.

Committee Members
At the end of each quarter, the independent Board members shall receive equal payments of the below annual fees:

A standard fee of $5,500 per year paid out to each non-executive Audit Committee member, except with regard to the Audit Committee Chair, who shall receive a fee of $15,000 per year.

A standard fee of $4,500 per year paid out to each non-executive Compensation Committee member, except with regard to the Compensation Committee Chair, who shall receive a fee of $10,000 per year.

A standard fee of $3,000 per year paid out to each non-executive Nominating & Corporate Governance Committee member, except with regard to the Nominating & Corporate Governance Committee Chair, who shall receive a fee of $5,500 per year.

DocuSign Envelope ID: 14CAA229-6B9C-44D1-8311-0B9F27E7A694

FURTHER RESOLVED, that the Board hereby agrees to the revised compensation structure for the Board and each Committee as reflected above.

NOW, THEREFORE, BE IT FURTHER RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, authorized and empowered to do or cause to be done any and all further acts and things, including the execution and delivery of any and all such further award agreements, papers, documents and instruments as they may deem necessary or appropriate in order to carry out the intent and to accomplish the purposes of the foregoing resolutions; and

RESOLVED, that a copy of this Written Consent, which may be executed in counterparts, be filed in the minute book of the Corporation.

Dated: January 13, 2023

Edward H. (Ted) Murphy	Brian W. Brady

John H. Caron	Lindsay A. Gardner

Daniel R. Rua	Ryan S. Schram

Patrick J. Venetucci

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